                                                                    Exhibit 12.1


                             HOMESIDE LENDING, INC.
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the period March 16, 1996 (start of operations) to
May 31, 1996. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                  For the period      For the period     For the period       For the period      For the period
                                  March 16, 1996    three months ended  three months ended   three months ended  March 16, 1996 to
                                  to May 31, 1996     August 31, 1996    November 30, 1996   February 28, 1997   February 28, 1997
                                  ---------------   ------------------  ------------------   -----------------   ------------------
Earnings before income taxes         $13,478             $23,125           $27,738                $28,854             $93,195
                                     -------             -------           -------                -------             -------

Interest expense                      12,592              17,684            16,140                 20,417              66,833

Interest portion of rental expense       259                 411               440                    476               1,586
                                     -------             -------           -------                -------             -------

Fixed charges                         12,851              18,095            16,580                 20,893              68,419
                                     -------             -------           -------                -------            --------

Earnings before fixed charges         26,329              41,220            44,318                 49,747             161,614
                                     -------             -------           -------                -------            --------

Fixed Charges:

Interest expense                      12,592              17,684            16,140                 20,417              66,833

Interest portion of rental expense       259                 411               440                    476               1,586
                                     -------             -------           -------                -------            --------

Fixed charges                        $12,851             $18,095           $16,580                $20,893             $68,419
                                     =======             =======           =======                =======             =======

Ratio of earnings to fixed charges      2.05                2.28              2.67                   2.38                2.36
                                     =======             =======           =======                =======             =======
